Exhibit 10.5

EXECUTION VERSION

SETTLEMENT, RELEASE AND TERMINATION AGREEMENT

THIS SETTLEMENT, RELEASE AND TERMINATION AGREEMENT (this “Settlement Agreement”) is made and entered into as of March 3, 2023, by and among Odyssey Marine Exploration, Inc., a Nevada corporation (“Odyssey”), Altos Hornos de México, S.A.B. de C.V., a Mexican sociedad anónime bursátil (“AHMSA”), Minera del Norte S.A. de C.V., a Mexican sociedad anónime (“MINOSA”), and Phosphate One LLC, a Delaware limited liability company (“Phosphate One” and together with AHMSA and MINOSA the “AHMSA Parties”). Each of the parties hereto is hereinafter referred to individually as a “Party” and, together, the “Parties.”

RECITALS

WHEREAS, MINOSA is a wholly owned subsidiary of AHMSA, and Phosphate One LLC was formed as a wholly owned subsidiary of MINOSA under the name “Penelope Mining LLC”;

WHEREAS, Odyssey, Phosphate One (then still named “Penelope Mining LLC”), and MINOSA entered into a Stock Purchase Agreement dated as of March 11, 2015 (as amended from time to time, the “SPA”);

WHEREAS, in conjunction with the SPA, Odyssey Marine Enterprises, Ltd., a Bahamas company and indirect wholly owned subsidiary of Odyssey (“OME”), issued to MINOSA a Promissory Note, dated March 11, 2015 (as amended on April 10, 2015, October 1, 2015, December 15, 2015, March 18, 2016, and August 10, 2017, the “SPA Note”), in the principal amount of US$14.75 million;

WHEREAS, MINOSA, OME and Odyssey entered into a Note Purchase Agreement (the “NPA”) dated as of August 10, 2017, pursuant to which, inter alia, (a) OME issued to MINOSA a Convertible Promissory Note dated as of August 10, 2017 (as decreased by the amount of the Pignatelli Note (as defined below), the “MINOSA 2 Note” and, together with the SPA Note, the “MINOSA Notes”); (b) OME, MINOSA and Epsilon Acquisitions LLC, a Delaware limited liability company (“Epsilon”), entered into a Second Amended and Restated Pledge Agreement dated as of August 10, 2017 (the “OME Pledge Agreement”); and (c) Odyssey, Marine Exploration Holdings, LLC, a Nevada corporation and a wholly owned subsidiary of Odyssey (“MEH”), MINOSA and Epsilon entered into a Second Amended and Restated Pledge Agreement dated as of August 10, 2017 (the “MEH Pledge Agreement” and, together with the OME Pledge Agreement, the “Pledge Agreements”);

WHEREAS, on or about December 28, 2017, MINOSA assigned all of its right, title and interest in and to the SPA and the MINOSA Notes to AHMSA for the amount of US$6 million;

WHEREAS, on or about March 15, 2021, MINOSA transferred a portion of the MINOSA 2 Note in the amount of US$404,633.58 (the “Pignatelli Note”) to James S. Pignatelli; for the avoidance of doubt, the terms MINOSA 2 Note and MINOSA Notes do not include the Pignatelli Note, which is unaffected by this Settlement Agreement; and

WHEREAS, the Parties have agreed, pursuant to the terms and conditions set forth in this Settlement Agreement, (a) to settle, finalize and terminate, under the terms of this Settlement Agreement, each and all the controversies and causes of action if any, to which they are party, as well as any present and future causes of action related to or derived from the SPA, the MINOSA Notes, the NPA or the Pledge Agreements, related to or derived from their legal relationships, from any causes of action existing among themselves, and from any and all relationships that have linked them in the past and up to this date; the foregoing, pursuant to and for all legal purposes under the applicable law, including but not limiting to the terms of the provisions set forth in Articles 2944 and 2945 of the Mexican Federal Civil Code (Código Civil Federal), (b) to terminate the SPA, (c) to a partial conversion of the MINOSA Notes, (d) to the payment by Odyssey to AHMSA pursuant to which the MINOSA Notes will be satisfied in full and released by AHMSA, and (e) to the mutual releases set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.

SPA TERMINATION AND SATISFACTION OF NOTES

Section 1.1. Termination Payment.

(a) Subject to Section 3.1:

(i) on or prior to March 6, 2023, Odyssey shall pay to AHMSA the amount of US$9 million (the “Termination Payment”). Odyssey shall deliver the Termination Payment to AHMSA by wire transfer of immediately available funds to an account designated in writing by AHMSA.

(ii) Concurrently with payment of the Termination Payment, a portion of the MINOSA Notes shall, without any further action on the part of AHMSA, be deemed converted into the OMEX Shares. On the date hereof, Odyssey shall issue an irrevocable instruction to Computershare to deliver the OMEX Shares in AHMSA’s name (or in the name of AHMSA’s designee as identified by AHMSA in writing to Odyssey) without any restrictive legend, stop transfer order, or similar restriction on transfer, subject to (x) the conversion as provided in the first sentence hereof, and (y) the satisfaction of the condition in Section 3.2.

(b) The “OMEX Shares” means the number of shares of common stock of Odyssey (the “Common Stock”) calculated by dividing one million (1,000,000) by the 5-day VWAP, which the Parties agree is $3.28.

(i) No fractional shares of the Common Stock will be issued pursuant to this Section 1.1. If the calculation set forth in Section 1.1(b) would result in a fractional share, the result of the calculation will be rounded up to the next whole number.

Section 1.2. Releases and Termination. Each of the Parties agrees and acknowledges that, effective immediately upon delivery of the Termination Payment by Odyssey to AHMSA in accordance with Section 1.1, without further action by any Party or any third party:

(a) the MINOSA Notes, the NPA and the Pledge Agreements shall be, and that they hereby are, terminated, canceled and satisfied in full, and AHMSA, on behalf of itself, its subsidiaries and affiliates, does hereby release, waive, acquit and forever discharge OME, MEH, Odyssey, and their respective affiliates from any and all claims, demands, damages, actions, causes of action or liabilities of any nature whatsoever, whether known or unknown, that any of them may now or hereafter have on account of, or in any way related to, the MINOSA Notes, the NPA or the Pledge Agreements;

(b) the SPA shall be, and that is hereby is, terminated by the mutual consent of Odyssey and Phosphate One in accordance with Section 8.1(a) of the SPA, and that as a result of such termination and of the mutual releases set forth in subsection (c) below, no Party shall have any continuing liabilities or obligations of any nature whatsoever under the SPA or with respect to the transactions contemplated thereby; and

(c) (i) each of the AHMSA Parties with respect to Odyssey, and (ii) Odyssey with respect to each of the AHMSA Parties does hereby irrevocably and forever release, waive, acquit and forever discharge (collectively, the “Releases”) each of such other Parties and their respective affiliates, equity holders, beneficiaries, successors and assigns from any and all claims, demands, damages, actions, causes of action or liabilities of any kind or nature whatsoever, whether known or unknown, that it may now or hereafter have on account of, or in any way related to, the SPA, the MINOSA Notes, the NPA or the Pledge Agreements (collectively, the “Released Matters”); provided that the Releases set forth herein shall not apply to the Lost Note Affidavit (as defined herein) or claims arising out of the this Settlement Agreement.

(d) (i) each of the AHMSA Parties with respect to Odyssey, and (ii) Odyssey with respect to each of the AHMSA Parties shall refrain from initiating (or attempting to initiate) or supporting (or attempting to support) any judicial proceeding, claim, injunction, demand, controversy, complaint, litigation, proceeding, trial, dispute, criminal complaint, preliminary investigation or action, whether in contract or in tort, at law or in equity or pursuant to any other theory of civil, commercial, maritime, labor, criminal or other law or of any other nature, which is or could be derived from, or is directly or indirectly related to, the Released Matters.

Section 1.3. Termination of Security Interests. In furtherance of Section 1.2(b) and for the avoidance of doubt, AHMSA, MINOSA, and Phosphate One acknowledge and agree that, as a result of the termination of the Pledge Agreements, (a) all liens, encumbrances, pledges, mortgages, charges, financing statements, and other security interests of any nature securing the MINOSA Notes or the NPA, or otherwise arising under the Pledge Agreements, are hereby terminated and released; and (b) Odyssey or its designees shall be entitled and authorized to execute and file any and all UCC-3 termination statements terminating any security interests set forth the in Pledge Agreements, with respect to any UCC-1 financing statements filed by MINOSA with respect to the collateral described in the Pledge Agreements; provided, however, that nothing contained herein purports to release the Pledge Agreement or any liens, encumbrances, pledges, mortgages, charges, financing statements, and other security interests of any nature securing the Pignatelli Note or any amounts due to Epsilon, or purports to provide the consent of Pignatelli or Epsilon with respect to the terminations set forth herein.

Section 1.4. Sale of Collection Rights. Notwithstanding the other Sections of this Article I and without diminishing their effect or validity, the Parties hereby agree that the transactions contemplated herein constitute a true sale (enajenación) of all collection rights relating to the MINOSA Notes, the NPA and the Pledge Agreements by AHMSA and MINOSA to Odyssey in exchange for a portion of the Termination Payment payable hereunder in the amount of US$6 million in accordance with the resolution of the Monclova Court (as defined below) issued on February 23, 2023 (“February 23 Authorization”), and that the value of the Termination Payment and the OMEX Shares in excess of US$6 million will be considered part of the reciprocal concessions to finally and irrevocably terminate the obligations derived from the SPA, the MINOSA Notes, the NPA and the Pledge Agreements

ARTICLE II.

REPRESENTATIONS AND WARRANTIES

Section 2.1. Representations and Warranties of Odyssey. Odyssey hereby represents and warrants to AHMSA, MINOSA, and Phosphate One that:

(a) Organization and Good Standing and Qualification. Odyssey is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as now conducted.

(b) Authorization. Odyssey has taken all corporate action necessary for the authorization, execution, and delivery of this Settlement Agreement and to make all of the obligations of Odyssey reflected in this Settlement Agreement the valid and enforceable obligations of Odyssey. This Settlement Agreement is the legal, valid and binding obligation of Odyssey enforceable in accordance with its terms.

(c) No violation. Neither the execution of this Settlement Agreement, the consummation of the settlement contemplated herein, nor compliance with the terms and provisions hereof, is in violation of any by-laws or any other organizational document, or any applicable law or regulation, or any agreement or instrument to which it is a party.

Section 2.2. Representations and Warranties of AHMSA. AHMSA hereby represents and warrants to Odyssey that:

(a) Organization and Good Standing and Qualification. AHMSA is a sociedad anónima bursátil duly organized, validly existing, and in good standing under the laws of Mexico declared in bankruptcy on January 30, 2023 (the “Bankruptcy Judgment”) and currently under a bankruptcy procedure (quiebra) pursuant to docket file 353/1999 before the First Civil Court of First Instance in the Judicial District of Monclova, Mexico (the “Monclova Court”), and has all requisite corporate power and authority to carry on its business as now conducted. AHMSA has all the power and authority to enter into this Agreement according to Mexican law and declares that the execution of this Settlement Agreement and performance of its obligation hereunder does not constitute an infringement or violation of any applicable law or any other judicial resolution. AHMSA also declares that the Bankruptcy Judgment has not been challenged by AHMSA or any other interested party, creditor or third party.

(b) Receiver. The receiver Mr. Oscar Fernández Prado (Delegado de la Sindicatura) in the bankruptcy proceeding (the “Receiver”) has been duly appointed by the Monclova Court and has accepted its charge. The Receiver is authorized and empowered to consent to this Settlement Agreement and the Lost Note Affidavit by virtue of the Bankruptcy Judgment and applicable law;

(c) Authorization. AHMSA has taken all corporate action necessary for the authorization, execution, and delivery of this Settlement Agreement and to make all of the obligations of AHMSA reflected in this Settlement Agreement the valid and enforceable obligations of AHMSA. AHMSA represents that pursuant to the Bankruptcy Judgment, this Settlement Agreement will be valid and enforceable if approved and authorized by the Receiver and by the Monclova Court. The Receiver obtained the February 23 Authorization from the Monclova Court, authorizing the sale (enajenación) of all collection rights of Odyssey in exchange for a portion of the Termination Payment, and no further approval of the Receiver or the Monclova Court of this Settlement Agreement is required for the Settlement Agreement to be a legal, valid and binding obligation of AHMSA enforceable in accordance with its terms. No objection to the February 23 Authorization has been filed with the Monclova Court by the public prosecutor’s office (the Ministerio Público), any creditor or other party of interest in the bankruptcy proceeding. This Settlement Agreement is the legal, valid and binding obligation of AHMSA enforceable in accordance with its terms.

(d) No violation. Neither the execution of this Settlement Agreement, the consummation of the settlement contemplated herein, nor compliance with the terms and provisions hereof, is in violation of any by-laws or any other organizational document, or any applicable law or regulation, or any agreement or instrument to which it is a party.

(e) Title. Either AHMSA or MINOSA holds good title to the SPA, the NPA, the MINOSA Notes, the Pledge Agreements with respect to the pledge in favor of the AHMSA Parties, and any agreements or documents ancillary thereto. AHMSA has neither received any notice of nor has any knowledge of any pending or contemplated claim by any third party with respect to the SPA, the NPA or the MINOSA Notes.

(f) Rule 144 Matters. AHMSA is not, and for the past 90 days has not been, an affiliate of Odyssey within the meaning of Rule 144 of the Securities Act of 1933. AHMSA acquired (within the meaning of Rule 144) the MINOSA Notes more than six months prior to the date hereof.

Section 2.3. Representations and Warranties of MINOSA. MINOSA hereby represents and warrants to Odyssey that:

(a) Organization and Good Standing and Qualification. MINOSA is a sociedad anónima duly organized, validly existing under the laws of Mexico, currently under a concurso procedure pursuant to docket file 77/2022 before the Second Mexican Court in Bankruptcy Matters (the “Mexican District Court in Bankruptcy Matters” (the “Concurso Court”)), and has all the power and authority to enter into this Agreement according to Mexican Laws and declares that the execution of this Settlement Agreement and performance of its obligation hereunder does not constitute an infringement or violation of any applicable law or any other judicial resolution.

(b) Authorization. MINOSA has taken all corporate action necessary for the authorization, execution, and delivery of this Settlement Agreement and to make all of the obligations of MINOSA reflected in this Settlement Agreement the valid and enforceable obligations of MINOSA. MINOSA does not need any authorization from the Concurso Court or any other authority to enter into this Agreement. This Settlement Agreement is the legal, valid and binding obligation of MINOSA enforceable in accordance with its terms.

(c) No violation. Neither the execution of this Settlement Agreement, the consummation of the settlement contemplated herein, nor compliance with the terms and provisions hereof, is in violation of any by-laws or any other organizational document, or any applicable law or regulation, or any agreement or instrument to which it is a party.

(d) Phosphate One. MINOSA is the sole member of Phosphate One.

(e) Assignment to AHMSA. Pursuant to an assignment agreement (Contrato de Cesión Onerosa) dated as of December 27, 2017, between MINOSA and AHMSA, MINOSA transferred and assigned all of its right, title and interest in and to the MINOSA Notes, the NPA and documents related thereto to AHMSA, and MINOSA has no claim against Odyssey, OME or MEH, either directly or indirectly, relating to the MINOSA Notes.

Section 2.4. Representations and Warranties of Phosphate One. Phosphate One hereby represents and warrants to Odyssey that:

(a) Organization and Good Standing and Qualification. Phosphate One is a limited liability company, duly organized, validly existing, and in good standing under the laws of Delaware and has all requisite corporate power and authority to carry on its business as now conducted.

(b) Authorization. Phosphate One has taken all corporate action necessary for the authorization, execution, and delivery of this Settlement Agreement and to make all of the obligations of Phosphate One reflected in this Settlement Agreement the valid and enforceable obligations of Phosphate One. This Settlement Agreement is the legal, valid and binding obligation of Phosphate One enforceable in accordance with its terms.

(c) No violation. Neither the execution of this Settlement Agreement, the consummation of the settlement contemplated herein, nor compliance with the terms and provisions hereof, is in violation of any by-laws or any other organizational document, or any applicable law or regulation, or any agreement or instrument to which it is a party.

ARTICLE III.

CONDITIONS TO TERMINATION PAYMENT AND SHARE ISSUANCE

Section 3.1. Odyssey’s obligation to make the Termination Payment and to issue the OMEX Shares as set forth herein shall be subject to the following conditions precedent:

(a) AHMSA shall have provided a pdf of a certified copy of the authorization and approval issued by the Monclova Court to Odyssey.

(b) The Receiver shall have consented in writing to this Settlement Agreement and the Lost Note Affidavit and a pdf of such consent shall have been delivered to Odyssey; and AHMSA, MINOSA, and Phosphate One shall have executed and delivered this Settlement Agreement to Odyssey.

(c) AHMSA shall have delivered to Odyssey the original MINOSA Notes or a pdf of a duly executed lost-note certificate or affidavit for each of the MINOSA Notes in the form attached hereto as Exhibit A (such affidavits or certificates, collectively, the “Lost Note Affidavit”).

(d) AHMSA shall have delivered a pdf of a completed and executed Form W-8BEN to Odyssey.

Section 3.2. Odyssey’s obligation to deliver the OMEX Shares as set forth herein shall be subject to the following conditions precedent in addition to those set forth in Section 3.1: AHMSA shall have delivered to Odyssey complete and valid instruction for the delivery of the OMEX Shares into a DRS account at Computershare or to a brokerage account in AHMSA’s name (or in the name of AHMSA’s designee) in customary form.

Section 3.3. Promptly following the delivery of any document set forth in Section 3.1 or 3.2 in pdf form, the AHMSA Parties shall deliver the original of such document to Odyssey.

ARTICLE IV.

MISCELLANEOUS

Section 4.1. Entire Agreement. This Settlement Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Parties with respect to the subject matter hereof and thereof.

Section 4.2. Fees, Costs and Expenses. Each Party shall be responsible for its own costs and expenses in the negotiation, preparation and delivery of this Settlement Agreement.

Section 4.3. Amendment. This Settlement Agreement may be amended only by a written instrument signed by each of the Parties.

Section 4.4. Binding Effect. This Settlement Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

Section 4.5. Governing Law. This Settlement Agreement and any dispute, controversy or proceeding arising out of or relating to this Settlement Agreement or the subject matter hereof shall be governed by the substantive laws of the State of New York without regard to conflict of law principles.

Section 4.6. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

Section 4.7. Counterparts. This Settlement Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Settlement Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. A signed copy of this Settlement Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Settlement Agreement.

Section 4.8. Severability. If any provision of this Settlement Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Settlement Agreement shall remain in full force, if the essential terms and conditions of this Settlement Agreement for each Party remain valid, binding and enforceable. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that there shall be added as a part of this Settlement Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable. If for any reason the termination of the SPA, the MINOSA Notes or the Pledge Agreements is deemed to be invalid or unenforceable, they shall be deemed to be assigned to Odyssey, and each of AHMSA, MINOSA and Phosphate One hereby assigns all of its right, title and interest under each such agreement to Odyssey.

Section 4.9. Assignment. Neither this Settlement Agreement nor any right or obligation of the Parties under this Settlement Agreement may be assigned, in whole or in part, without the prior written consent of the other Parties to this Settlement Agreement.

Section 4.10. Validity. The Parties have each been represented by counsel in the negotiation and drafting of this Settlement Agreement, and this Settlement Agreement shall be deemed jointly drafted by the Parties, and interpreted according to its terms, neither for nor against any Party. This Settlement Agreement constitutes a trasacción and has full legal effect between the Parties as of the date of signature hereof and therefore, pursuant to the provisions of Articles 2944, 2945, 2953 and 2958 of the Federal Civil Code (Código Civil Federal), it shall be deemed res judicata as a matter of Mexican law as of such date for the Parties.

Section 4.11. Indemnity.

(a) If the release and termination provided for in Section 1.2(a) or (b) are for any reason (other than the breach by Odyssey of this Settlement Agreement) determined not to be valid and binding on the AHMSA Parties, then AHMSA and MINOSA hereby agree to and shall indemnify Odyssey and hold Odyssey harmless from and against any and all expenses and liabilities, in either case, actually incurred or faced by Odyssey related or derived from any claim or liability related or derived from the SPA, the MINOSA Notes and the Pledge Agreements, to the fullest extent permitted by applicable law.

(b) If the transfer agent fails for any reason (other than the breach by the AHMSA Parties of this Settlement Agreement) to deliver the OMEX Shares within five trading days of the later of (i) conversion of the MINOSA Notes pursuant to Section 1.1(a)(ii), or (ii) the delivery of the instructions required by Section 3.2, then Odyssey hereby agrees to and shall indemnify the AHMSA Parties and hold the AHMSA Parties harmless from and against any and all diminution in value, expenses and liabilities, in either case, actually incurred or faced by the AHMSA Parties related or derived from the failure of the OMEX Shares to be delivered, to the fullest extent permitted by applicable law.

Section 4.12. Further Action. The Parties agree to execute and deliver, or cause to execute and deliver, any additional papers, documents, and other assurances, and take all acts that are reasonably necessary to carry out the intent of this Settlement Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties, by its signature below by itself or by its duly authorized officer, has agreed to all of the terms and conditions of this Settlement Agreement, and to be legally bound hereby, effective as of the date first above written.

ALTOS HORNOS DE MÉXICO, S.A.B. DE C.V.

By:	/s/ Andres Gonzalez Saravia Coss
Name:	Andres Gonzalez Saravia Coss
Title:	Attorney in fact

MINERA DEL NORTE S.A. DE C.V., on behalf of itself and on behalf of PHOSPHATE ONE LLC, as its sole member		ODYSSEY MARINE EXPLORATION, INC.
		By:	/s/ Mark D. Gordon
By:	/s/ Andres Gonzalez Saravia Coss	Name:	Mark D. Gordon
Name:	Andres Gonzalez Saravia Coss	Title:	Chairman and Chief Executive Officer
Title:	Attorney in fact